UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
CHEGG, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 22, 2016

To Our Stockholders,

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Chegg, Inc. The meeting will be held at 3990 Freedom Circle, Santa Clara, California on Thursday, June 2, 2016 at 9:00 a.m. (Pacific Time).

We have elected to deliver our proxy materials to our stockholders over the Internet in accordance with Securities and Exchange Commission rules. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On April 22, 2016, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which contains instructions on how to access our proxy materials for our 2016 Annual Meeting of Stockholders, including our proxy statement and annual report to stockholders. The Notice also provides instructions on how to vote by telephone or via the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting of the stockholders and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Dan Rosensweig President and Chief Executive Officer

CHEGG, INC.
3990 Freedom Circle
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Chegg, Inc. will be held on Thursday, June 2, 2016, at 9:00 a.m. (Pacific Time) at our offices located at 3990 Freedom Circle, Santa Clara, California.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect two Class III directors of Chegg, Inc., each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock at the close of business on April 4, 2016 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote is very important. Each share of our common stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, American Stock Transfer & Trust Company, through their website at www.amstock.com or by phone at (800) 937-5449.

By Order of the Board of Directors,

Robert Chesnut Senior Vice President, General Counsel and Secretary
Santa Clara, California
April 22, 2016
Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or via the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 5 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials that was mailed to you.

CHEGG, INC.
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

CHEGG, INC.
3990 Freedom Circle
Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

April 22, 2016

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Chegg, Inc. (“Chegg,” “we,” or “our”) for use at Chegg’s 2016 Annual Meeting of Stockholders (the “meeting”) to be held at 3990 Freedom Circle, Santa Clara, California on June 2, 2016, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 22, 2016, we sent a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders, which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or via the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. As of April 22, 2016, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are our officers, have the authority in their discretion to vote the shares represented by the proxy. Following the meeting, management will respond to questions from stockholders.

Record Date

Only holders of record of our common stock at the close of business on April 4, 2016, the record date, will be entitled to vote at the meeting. At the close of business on April 4, 2016, we had 90,099,929 shares of our common stock outstanding and entitled to vote.

Quorum

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share of our common stock held as of the close of business on April 4, 2016, the record date. You may vote all shares owned by you as April 4, 2016, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee (collectively referred to in this proxy statement as your “broker”).

Stockholder of Record: Shares Registered in Your Name. If, on April 4, 2016, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, via the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker. If, on April 4, 2016, your shares were held in an account with a broker, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account. However, the broker that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the broker that holds your shares giving you the right to vote the shares at the meeting.

Required Vote

Each director nominated in Proposal No. 1 will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or more nominees or “WITHHOLD” your vote with respect to one or more nominees. Approval of Proposal No. 2 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes cast “AGAINST” the proposal. Abstentions (shares present at the meeting and voted “ABSTAIN”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class III directors named in this proxy statement (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person – we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or Internet – in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•
vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 1, 2016. Submitting your proxy (whether by telephone, via the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal No. 1, you may either vote “FOR” all of the nominees to the board of directors, or you may “WITHHOLD“ your vote from any nominee you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or via the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above)

and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or via the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Chegg. Following the original mailing of the soliciting materials, Chegg and its agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Chegg will request brokers to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Chegg, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote via the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Chegg (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or via the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless revoked in person at the meeting.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at investor.chegg.com. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Chegg is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth our expectations for directors, director independence standards, board committee structure and functions, and other policies regarding our corporate governance. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at http://investor.chegg.com, under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and any warranted changes are recommended to our board of directors.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to our board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time.

Our board of directors believes that we and our stockholders currently are best served by having Dan Rosensweig, our chief executive officer, serve as chairman of our board of directors, considering his experience, expertise, knowledge of our business and operations and strategic vision. As chairman of our board of directors, Mr. Rosensweig presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the chairman of a board of directors. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information management about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

The compensation committee reviews our major compensation-related risk exposures, including consideration of whether compensation rewards and incentives encourage undue or inappropriate risk taking by our personnel, and the steps management has taken to monitor or mitigate such exposures.

Independence of Directors

The rules, regulations and listing standards of the New York Stock Exchange (the “NYSE”) generally require that a majority of the members of our board of directors be independent. In addition, the NYSE rules, regulations and listing standards generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NYSE. These provide that a director is independent only if the board of directors affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that none of the members of our board of directors, other than Mr. Rosensweig, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors, other than Mr. Rosensweig, is “independent” as that term is defined under the rules, regulations and listing standards of the NYSE.

All members of our audit committee, compensation committee, and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Chegg or any of its subsidiaries other than their directors’ compensation (including in connection with such member’s service as a partner, member of principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Chegg or any of its subsidiaries). Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. The charters for each committee can be obtained, without charge, on the investor relations section of our website, http://investor.chegg.com, under “Corporate Governance.” Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Reneé Budig, who has served as the chair of the audit committee since her appointment to our board of directors on November 14, 2015, Richard Sarnoff and John York. Barry McCarthy served as the chair of the audit committee until his resignation on October 29, 2015. Marne Levine served on our audit committee, and Mr. Sarnoff was designated as its chairman, from November 2, 2015 until each was replaced in these duties by Ms. Budig on November 14, 2015. The composition of our audit committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee is financially literate as required by the rules, regulations and listing standards of the NYSE. In addition, our board of directors has determined that Ms. Budig is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended.

Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	reviews the continuing independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•	discusses the scope, audit planning, and staffing of the independent registered public accounting firm;

•
discusses the results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	considers and reviews the adequacy of our internal accounting controls and audit procedures;

•	oversees the activities of the internal audit function within the company; and

•	approves or, as required, pre-approves all audit and non-audit services not prohibited by law to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Ted Schlein, who is the chair of the compensation committee, Jeffrey Housenbold and Marne Levine. The composition of our compensation committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers and directors. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation equity-based grants and equity plans; and

•	establishes and reviews our company’s overall compensation strategy.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to assure that they promote stockholder interests and supports our strategic and tactical objectives, and that they provide for appropriate rewards and incentives for our executives. Our compensation committee also reviews and makes recommendations to our board of directors regarding the compensation of our non-employee directors and executive officers. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. In determining the compensation of each of our executive officers, other than our chief executive officer, our compensation committee considers the recommendations of our chief executive officer and our human resources department. In the case of the chief executive officer, our compensation committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our compensation committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic W. Cook”), to assist in structuring our executive officer compensation and non-employee director compensation for 2015. Frederic W. Cook provided our compensation committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Other than the services described above, Frederic W. Cook has not provided our company or our compensation committee with any other services. No work performed by Frederic W. Cook during 2015 raised a conflict of interest.

The compensation committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain of our executive officers, including our chief executive officer, who is also a member of the board of directors, the authority to make certain types of equity award grants under the Chegg, Inc. 2013 Equity Incentive Plan to any employee who is not an executive officer or director subject to the terms of such plan and equity award guidelines approved by our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Levine, who is the chair of the nominating and corporate governance committee, and Messrs. Schlein and York. The composition of our nominating and corporate governance committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE. Our nominating and corporate governance committee, among other things:

•	identifies, recruits, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for qualified directors;

•	annually evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition and leadership structure of the board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2015 were Ms. Levine and Messrs. Housenbold and Schlein. None of the members of our compensation committee in 2015 was at any time during the last fiscal year or at any other time an officer or employee of Chegg or any of its subsidiaries, and none had or has any relationships with Chegg that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2015.

Board and Committee Meetings and Attendance

Our board of directors is responsible for the management and direction of Chegg and for establishing broad corporate policies. The board of directors meets periodically during our fiscal year to review significant developments affecting us and to act on matters requiring the board of directors’ approval. The board of directors held four meetings during 2015 and acted six times by unanimous written consent, the audit committee held five meetings, and acted five times by unanimous written consent, the compensation committee held three meetings, and also acted five times by unanimous written consent, and the nominating and corporate governance committee held four meetings. During 2015, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors, and of all meetings of committees on which such member served, that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All of our then serving directors attended our last annual meeting of our stockholders held on June 4, 2015.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Ms. Levine, chair of the nominating and corporate governance committee, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:
Corporate Secretary
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054

Code of Business Conduct and Ethics

We have adopted Codes of Business Conduct and Ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at http://investor.chegg.com, under “Corporate Governance.” To satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at the Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and the listing rules of the NYSE and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither our board of directors nor our nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering candidates for nomination, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director nominee set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion that each director nominee should serve as a member of our board of directors at this time.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes, with each class serving for three years and with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2017 and 2018, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two Class III nominees named below be elected as a Class III director for a three-year term expiring at the annual meeting of stockholders to be held in 2019 and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of service on our board of directors are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each nominee should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Jeffrey Housenbold(1)	46	Former President & Chief Executive Officer, Shutterfly Inc.	May 2013
John York(2)(3)	35	Chief Executive Officer of the San Francisco 49ers	June 2013

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and corporate governance committee

Jeffrey Housenbold has served on our board of directors since May 2013. Mr. Housenbold served as the President, Chief Executive Officer and a director of Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services from January 2005 to February 2016. From January 2002 to January 2005, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services. Prior to May 2002, Mr. Housenbold served as the Vice President & General Manager, Business-to-Consumer Group and as the Vice President, Mergers & Acquisitions of eBay. Mr. Housenbold currently serves on the board of directors of Groupon, Inc. Mr. Housenbold served on the board of directors of Shutterfly, Inc. from January 2005 to February 2016. Mr. Housenbold holds a B.S. in economics and business administration from Carnegie Mellon University and an M.B.A. from Harvard Business School. We believe that Mr. Housenbold is qualified to serve on our board of directors due to his more than 20 years of experience in the consumer industry in senior roles at large, complex companies.

John York has served on our board of directors since June 2013. Since February 2012, Mr. York has served as the Chief Executive Officer of the San Francisco 49ers, a professional football team in the National Football League, where he previously served as Team President from 2008 to 2012 and as Vice President of Strategic Planning from 2005 to 2008. Prior to those roles, Mr. York served as a financial analyst at Guggenheim Partners. Mr. York holds a B.A. in finance from the University of Notre Dame. We believe that Mr. York is qualified to serve on our board of directors due to his extensive leadership experience and strong corporate development background.

Continuing Directors

The directors who are serving for terms that end in 2017 and 2018, and their ages, occupations and length of service on our board of directors are provided in the table below. Additional biographical descriptions of each continuing director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each continuing director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors - Terms Expiring 2017:
Reneé Budig(1)	55	Executive Vice President and Chief Financial Officer, CBS Interactive (a division of CBS Corporation)	November 2015
Dan Rosensweig	54	President and Chief Executive Officer of Chegg	March 2010
Ted Schlein (1)(3)	52	General Partner of Kleiner Perkins Caufield & Byers	December 2008

Class II Directors - Terms Expiring 2018:
Marne Levine(1)(3)	45	Chief Operating Officer, Instagram (a subsidiary of Facebook, Inc.)	May 2013
Richard Sarnoff(2)	56	Managing Director and Head of the Media & Communications industry group, for the Pointe Equity platform of Kohlberg Kravis Roberts & Co.	August 2012

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Reneé Budig has served on our board of directors since November 2015 and was appointed to fill the vacancy created by the resignation of Mr. McCarthy. Since September of 2012, Ms. Budig has served as the Executive Vice President and Chief Financial Officer of CBS Interactive, an online content network for information and entertainment and a division of CBS Corporation. From May 2010 to September 2012, Ms. Budig served as Chief Financial Officer of Hightail (formerly branded YouSendIt), a cloud service that lets users send, receive, digitally sign and synchronize files. From May 2006 to June 2010, Ms. Budig was the Vice President of Finance at Netflix, a multinational provider of on-demand Internet streaming media. From 2002 to 2005, Ms. Budig was the Vice President of Finance for Veritas Software, an internet software company. Ms. Budig holds a B.S. in Business Administration from the University of California, Berkeley. We believe that Ms. Budig should continue to serve on our board of directors due to her extensive background in consumer technology companies and her financial expertise through her service as a chief financial officer.

Dan Rosensweig has served as our President and Chief Executive Officer since February 2010 and as the chairman of our board of directors since March 2010. From March 2009 to February 2010, Mr. Rosensweig served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing, Inc. and developer, publisher and distributor of Guitar Hero. From August 2007 to March 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. From April 2002 to April 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo! Inc., an Internet content and service provider. Prior to serving at Yahoo!, Mr. Rosensweig served as the President of CNET Networks and prior to that as Chief Executive Officer and President of ZDNet, until it was acquired by CNET Networks. Mr. Rosensweig also currently serves on the board of directors of Adobe Systems Incorporated. Mr. Rosensweig holds a B.A. in political science from Hobart and William Smith Colleges. We believe that Mr. Rosensweig should continue to serve on our board of directors due to the perspective and experience he brings as our chief executive officer and his extensive experience with high-growth consumer Internet and media companies.

Ted Schlein has served on our board of directors since December 2008. Mr. Schlein has served as a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since November 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. Mr. Schlein currently serves on the boards of directors of Jive Software, Inc. and a number of privately held companies. Mr. Schlein holds a B.A. in economics from the University of Pennsylvania. We believe that Mr. Schlein should continue to serve on our board of directors due to his extensive experience working with early-stage technology companies in the infrastructure markets, including ventures within the network arena.

Marne Levine has served on our board of directors since May 2013. Since January 2015, Ms. Levine has served as the Chief Operating Officer of Instagram, a social media company and wholly-owned subsidiary of Facebook, Inc. Previously, Ms. Levine served as Vice President, Global Public Policy for Facebook, a social media company, from June 2010 to January 2015. Prior to those roles, Ms. Levine served as Chief of Staff at the White House National Economic Council and Special Assistant to the President for Economic Policy, from January 2009 to June 2010. She began her career at the U.S. Department of Treasury, where she served in a variety of positions, including as the Deputy Assistant Secretary for banking and finance in the Office of Legislative Affairs and Public Liaison. Ms. Levine holds a B.A. in political science and communications from Miami University and an M.B.A. from Harvard Business School. We believe that Ms. Levine should continue to serve on our board of directors due to her extensive experience in the policy, communication and technology fields.

Richard Sarnoff has served on our board of directors since August 2012. Since July 2014, Mr. Sarnoff has served as the Managing Director and Head of the Media & Communications industry group for the Private Equity platform of Kohlberg Kravis Roberts & Co., a private equity firm. From 2011 to 2014, Mr. Sarnoff was a Senior Adviser to Kohlberg Kravis Roberts & Co. Prior to that role, Mr. Sarnoff was employed by Bertelsmann, Inc., a diversified media and services company, where he served as the Co-Chairman of Bertelsmann from 2008 to 2011, the President of Bertelsmann Digital Media Investments from 2006 to 2011, and the Executive Vice President and Chief Financial Officer of Random House, a subsidiary of Bertelsmann from 1998 to 2006. Mr. Sarnoff also served as a member of the supervisory board of Bertelsmann from 2002 to 2008 and served as a member of the boards of directors of The Princeton Review from 2000 to 2009, of Audible from 2001 to 2008 and of Amdocs from 2009 to 2011. Mr. Sarnoff currently serves on the boards of directors of several privately-held companies. Mr. Sarnoff holds a B.A. in art and archeology from Princeton University and an M.B.A. from Harvard Business School. We believe that Mr. Sarnoff should continue to serve on our board of directors due to his extensive experience serving in senior leadership roles, including chief financial officer, and on the boards of directors of media and digital technology companies.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our non-employee directors with a combination of cash and equity. The form and amount of compensation paid to our non-employee directors for serving on our board of directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of the annualized compensation of our non-employee directors is targeted to be at approximately at 50% and 75% of a peer group of similarly-sized technology companies with similar business and financial characteristics for cash and equity, respectively. The director compensation practices of this peer group of companies was the benchmark used when considering the competitiveness of our non-employee director compensation in 2015. Our compensation committee’s independent compensation consultant, Frederic W. Cook, collected and developed the competitive data and analyses for benchmarking independent director compensation.

Annual Fees. Our non-employee directors are compensated as follows:

•	an annual cash retainer for serving on our board of directors of $40,000;

•
an annual cash retainer for serving in a non-chair position on the audit committee of $10,000, on the compensation committee of $10,000 and on the nominating and corporate governance committee of $5,000; and

•
an annual cash retainer for serving as the chair of the audit committee of $20,000, for serving as the chair of the compensation committee of $20,000 and for serving as the chair of the nominating and corporate governance committee of $10,000.

We pay the annual retainer fee and any additional fees to each director in arrears in equal quarterly installments.

Equity Awards. Our non-employee director equity compensation policy provides that upon initial appointment to the board of directors, a non-employee director will be granted a stock option or restricted stock unit award, at his or her election, having a fair market value on the grant date equal to $300,000 that vests in equal quarterly installments over three years from the date of grant. Thereafter, upon completion of each full year of service, each non-employee director will be granted, immediately following our annual meeting of stockholders, an additional stock option or restricted stock unit award, at his or her election, having a fair market value on the date of grant equal to $150,000 that vests in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. Awards granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control. The stock option awards will have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months following that date if the termination is due to death or disability. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meals and other expenses incurred to attend meetings solely among the non-employee directors.

The following table provides information for the year ended December 31, 2015 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2015. Mr. Rosensweig, our current chief executive officer, did not receive any compensation for his service as a director during the fiscal year ended December 31, 2015.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)	Option Awards ($)(1)	Total ($)
Reneé Budig(2)	7,826	—	299,917	307,743
Jeffrey Housenbold	50,000	149,994	—	199,994
Marne Levine	60,000	149,994	—	209,994
Barry McCarthy(3)	49,728	—	149,998	199,726
Richard Sarnoff	50,000	—	149,998	199,998
Ted Schlein	65,000	—	149,998	214,998
John York	55,000	—	149,998	204,998

(1)
Amounts shown in this column do not reflect dollar amounts actually received by non-employee directors. Instead these amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (formerly SFAS 123R) (“ASC 718”), for awards granted during 2015. During 2015, each non-employee member of the board of directors who was a director after the close of our annual meeting of stockholders on June 4, 2015 was granted a stock option with 41,364 shares of our common stock underlying such option or a restricted stock unit (“RSU”) award covering 19,607 shares of our common stock. For purposes of determining the number of shares of common stock subject to the RSU award, an aggregate grant date fair value of $150,000 was used. Ms. Budig was granted a stock option with 88,445 shares of our common stock underlying such option upon accepting her appointment to join our board of directors on November 14, 2015. For purposes of determining the number of shares of common stock subject to Ms. Budig’s stock option award, an aggregate grant date fair value of $300,000 was used for her initial stock option grant. The fair value of option awards was estimated using the Black-Scholes-Merton option pricing model in accordance with ASC 718. The grant date fair value for RSU awards was determined using the closing share price of our common stock on the date of grant. For information on other valuation assumptions with respect to stock awards, refer to note 14 of the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. There can be no assurance that this grant date fair value will ever be realized by the non-employee director.

(2)	Ms. Budig joined our board of directors and audit committee on November 14, 2015.
(3)	Mr. McCarthy departed our board of directors on October 29, 2015.

Our non-employee directors held the following number of stock options and unvested RSU awards as of December 31, 2015.

Name	Option Awards	RSU Awards
Reneé Budig	88,445	—
Jeffrey Housenbold	116,917	19,607
Marne Levine	116,917	19,607
Barry McCarthy	181,962	—
Richard Sarnoff	243,586	—
Ted Schlein	136,921	—
John York	158,281	—

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF THE TWO DIRECTOR NOMINEES.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as Chegg’s principal independent registered public accounting firm to perform the audit of Chegg’s consolidated financial statements for fiscal year ending December 31, 2016. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as principal independent registered public accounting firm.

Ernst & Young LLP audited Chegg’s financial statements for Chegg’s 2015 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Chegg’s audit.

In addition to performing the audit of Chegg’s consolidated financial statements, Ernst & Young LLP provided various other services during 2015 and 2014. Our audit committee has determined that Ernst & Young LLP’s provisioning of these services, which are described below, does not impair Ernst & Young LLP’s independence from Chegg. The aggregate fees for 2015 and 2014 for each of the following categories of services are as follows:

Fees Billed to Chegg	Fiscal Year 2015	Fiscal Year 2014
Audit fees(1)	$1,473,974	$1,666,489
Audit related fees(2)	—	87,100
Tax fees(3)	14,250	26,319
All other fees(4)	—	—
Total fees	$1,488,224	$1,779,908

(1)
“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements. In addition, this category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

(2)	“Audit related fees” include fees for professional services rendered in connection with acquisition and other advisory services.
(3)	“Tax fees” include fees in connection with tax compliance and tax advisory and consulting services.
(4)	We did not have any “All other fees” in fiscal years 2014 and 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 4, 2016, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 90,099,929 shares of our common stock outstanding on April 4, 2016. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to equity awards that are currently vested or will become vested within 60 days of April 4, 2016 to be outstanding and to be beneficially owned by the person holding the award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned
Named Executive Officers and Directors:
Dan Rosensweig(1)	3,725,607	4.0%
Andy Brown(2)	1,132,058	1.2%
Chuck Geiger(3)	1,197,347	1.3%
Reneé Budig§	14,740	*
Jeffrey Housenbold§	116,917	*
Marne Levine§	116,917	*
Richard Sarnoff§	194,671	*
Ted Schlein(4)	8,488,141	9.4%
John York(5)	117,065	*
All executive officers and directors as a group (13 persons)(6)	17,453,575	18.0%
5% Stockholders:
PRIMECAP Management Company(7)	11,497,990	12.8%
Entities Affiliated with Insight Holdings Group, LLC(8)	7,451,067	8.3%
KPCB Holdings, as nominee(9)	8,355,135	9.3%
PAR Investment Partners, L.P.(10)	8,200,000	9.1%
Entities Affiliated with Gabriel Ventures(11)	7,358,364	8.2%
Sylebra HK Company Limited(12)	6,071,880	6.7%

(footnotes appear on following page)

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

§	Shares shown for this individual represent shares subject to stock options that are exercisable within 60 days of April 4, 2016.
(1) Consists of (a) 822,154 shares held by Mr. Rosensweig, (b) 69,346 shares held by The Daniel and Linda Rosensweig, Co-Trustees of the Rosensweig Family Revocable Trust U/A/D03-12-07, (c) 7,166 shares held by The Rachel Rosensweig 2007 Irrevocable Trust U/A/D 03-12-07, (d) 7,166 shares held by The Samantha Rosensweig 2007 Irrevocable Trust U/A/D 03-12-2007, (e) 68,251 shares subject to vested nonqualified options transferred to Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013, but reported under Mr. Rosensweig’s name for financial reporting purposes, (f) 2,749,326 shares subject to stock options held by Mr. Rosensweig that are exercisable within 60 days of April 4, 2016, and (g) 2,198 RSUs which are subject to vesting conditions expected to occur within 60 days of April 4, 2016.

(2)
Consists of (a) 269,302 shares held by Mr. Brown, (b) 77,727 shares held by The Andy and Pam Brown Family Trust, of which Mr. Brown is a Co-Trustee, (c) 5,000 shares held by Chelsea Brown, Mr. Brown’s daughter, (d) 5,000 shares held by Kevin Brown, Mr. Brown’s son, (e) 774,933 shares subject to stock options held by Mr. Brown that are exercisable within 60 days of April 4, 2016, and (f) 96 RSUs which are subject to vesting conditions expected to occur within 60 days of April 4, 2016.

(3)
Consists of (a) 177,251 shares held by Mr. Geiger, (b) 1,019,760 shares subject to stock options held by Mr. Geiger that are exercisable within 60 days of April 4, 2016, and (c) 336 RSUs which are subject to vesting conditions expected to occur within 60 days of April 4, 2016.

(4)
Consists of (a) 45,000 shares held by the Schlein Family Trust Dtd 4/20/99, (b) 88,006 shares subject to stock options held by Mr. Schlein that are exercisable within 60 days of April 4, 2016, and (b) 8,355,135 shares owned by Kleiner Perkins Caufield & Byers XIII, LLC (KPCB XIII). All shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XIII is KPCB XIII Associates, LLC (KPCB XIII Associates). Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Ted Schlein, a member of our board of directors, are the managing directors of KPCB XIII Associates and exercise shared voting and investment power over the shares directly held by KPCB XIII. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)	Consists of (a) 2,000 shares held by Mr. York, (b) 115,065 shares subject to stock options held by Mr. York that are exercisable within 60 days of April 4, 2016.

(6)
Consists of (a) 10,569,852 shares, (b) 6,880,271 shares subject to stock options that are exercisable within 60 days of April 4, 2016, and (c) 3,452 RSUs which are subject to vesting conditions expected to occur within 60 days of April 4, 2016, each of which are held by our directors and officers as a group.

(7)
Based on information provided by PRIMECAP Management Company on Schedule 13G/A filed with the SEC on February 12, 2016. Of the shares beneficially owned, PRIMECAP Management Company reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 8,593,000 shares. The principal business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(8)
Based on information provided by affiliates of Insight Venture Partners on Schedule 13G/A filed with the SEC on February 9, 2016. Consists of (a) 1,705,423 shares held by Insight Venture Partners (Cayman) VI, L.P., of which Insight Venture Partners (Cayman) VI, L.P. reported that it has sole dispositive power and sole voting power with respect to all of the shares; (b) 315,550 shares held by Insight Venture Partners VI (Co-Investors), L.P., of which Insight Venture Partners VI (Co-Investors), L.P. reported that it has sole dispositive power and sole voting power with respect to all of the shares; and (c) 5,430,094 shares held by Insight Venture Partners VI, L.P., of which Insight Venture Partners VI, L.P. reported that it has sole dispositive power and sole voting power with respect to all of the shares. Insight Holdings Group, LLC (Holdings) is the general partner of Insight Venture Associates VI, L.P., which is the general partner of each of Insight Venture Partners VI, L.P., Insight Venture Partners (Cayman) VI, L.P. and Insight Venture Partners VI (Co-Investors), L.P. Each of Jeffrey Horing, Deven Parekh and Peter Sobiloff is a member of the board of managers of Holdings and share voting and investment power over the shares. Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these entities. The principal business address for all entities and individuals affiliated with Holdings is 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(9)
Consists of 7,792,000 shares owned by KPCB XIII and 563,135 shares beneficially owned by individuals and entities associated with Kleiner Perkins Caufield & Byers. All shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XIII is KPCB XIII Associates. Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Ted Schlein, a member of our board of directors, are the managing directors of KPCB XIII Associates and exercise shared voting and investment power over the shares directly held by KPCB XIII. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.

(10)
Based on information provided by PAR Investment Partners, L.P. on Schedule 13G filed with the SEC on February 16, 2016. Of the shares beneficially owned, PAR Investment Partners, L.P. reported that it has sole dispositive power and sole voting power with respect to all of the shares. The sole general partner of PAR Investment Partners, L.P. is PAR Group, L.P. The sole general partner of PAR Group L.P., is PAR Capital Management, Inc. Each of PAR Group, L.P. and PAR Capital Management, Inc. may be deemed to be the beneficial owner of all 8,200,000 shares held directly by PAR Investment Partners, L.P. The principal business address for all entities and individuals affiliated with PAR Investment Partners, L.P. is One International Place, Suite 2041, Boston, MA 02110.

(11)
Based on information provided by Gabriel Venture Partners II, L.P. on Schedule 13G/A filed with the SEC on February 10, 2015. Consists of (a) 21,421 shares held by Gabriel Legacy Fund II, L.P. and (b) 7,336,943 shares held by Gabriel Venture Partners II, L.P. Gabriel Investment Partners II, L.P. (Gabriel Investment) serves as the General Partner of such entities. Scott Chou and Frederick Bolander are the managing partners of Gabriel Investment and share voting and investment power over the shares. The principal business address for all entities affiliated with Gabriel Venture Partners is 999 Baker Way, Suite 400, San Mateo, CA 94404.

(12) Based on information provided by Sylebra HK Company Limited on Schedule 13G filed with the SEC on February 16, 2016. Sylebra HK Company Limited may be deemed to beneficially own all of the shares by virtue of its position as the investment advisor to Sylebra Capital Management in relation to Sylebra Capital Partners Master Fund, Ltd and other advisory clients. Sylebra Capital Management serves as the investment manager to Sylebra Capital Partners Master Fund, Ltd and is the parent of Sylebra HK Company Limited. Jeffrey Richard Fielder and Daniel Patrick Gibson equally share ownership of Sylebra HK Company Limited and Sylebra Capital Management. In such capacities, Sylebra HK Company Limited, Sylebra Capital Management, Mr. Fieler and Mr. Gibson may be deemed to share voting and dispositive power over all of the shares.

OUR MANAGEMENT

The names of our executive officers, their ages as of April 4, 2016, and their positions are shown below.

Name	Age	Position(s)
Dan Rosensweig	54	President, Chief Executive Officer and Chairman
Andrew Brown	56	Chief Financial Officer
Robert Chesnut	56	Senior Vice President and General Counsel
Chuck Geiger	49	Chief Product Officer
Esther Lem	60	Chief Marketing Officer
Michael Osier	53	Chief Outcomes Officer
Nathan Schultz	38	Chief Learning Officer

The board of directors chooses executive officers, who then serve at the discretion of the board of directors. There are no familial relationships between any of our executive officers and directors.

For information regarding Mr. Rosensweig, please refer to Proposal No. 1 –“Election of Directors,” above.

Andrew Brown has served as our Chief Financial Officer since October 2011. From December 2004 to January 2009, Mr. Brown served as the Chief Financial Officer of Palm, Inc., a smartphone provider. Mr. Brown was semi-retired following his departure from Palm before he joined us. Prior to serving at Palm, Mr. Brown served as the Chief Financial Officer of Pillar Data Systems, Legato Systems and ADPT Corporation (formerly Adaptec). Mr. Brown also serves on the business school advisory board at Eastern Illinois University. Mr. Brown holds a B.S. in accounting from Eastern Illinois University.

Robert Chesnut has served as our Senior Vice President and General Counsel since July 2010. From July 2009 to June 2010, Mr. Chesnut served as the Senior Vice President, General Counsel of LiveOps, a provider of call center outsourcing services. From March 1999 to September 2008, Mr. Chesnut served in a variety of roles, including head of North American legal and Senior Vice President, Trust and Safety at eBay, an online marketplace for the sale of goods and services. Mr. Chesnut earned a B.A. in the Government Honors Program at the University of Virginia and holds a J.D. from Harvard Law School.

Chuck Geiger has served as our Chief Product Officer since July 2015 and previously served as our Chief Technology Officer from 2009 to July 2015. Mr. Geiger was a Partner at Silicon Valley Product Group, a product and technology consulting firm, a position he held from January 2006 to October 2010. From September 2006 to September 2008, Mr. Geiger served as the Executive Vice President, Technology of Ask.com, a division of IAC/InterActiveCorp, a media and Internet company. Prior to serving at Ask.com, Mr. Geiger served as the Chief Technology Officer of Protrade and PayPal, a division of eBay, and as the Vice President, Architecture of eBay. Mr. Geiger holds a B.S. in computer science from the University of Kansas.

Esther Lem has served as our Chief Marketing Officer since December 2010. From January 2009 to June 2009, Ms. Lem served as the Vice President, Hair Projects, Global Hair Category at Unilever, a global supplier of food, home and personal care products. From September 2000 to June 2009, Ms. Lem served as the Vice President of Brand Development for Unilever North America on the deodorants and hair categories, a division of Unilever. Prior to 2000, Ms. Lem served as the Vice President of Marketing for Unilever Canada. Ms. Lem holds an H.B.A. in business from the University of Western Ontario.

Michael Osier has served as our Chief Outcomes Officer since November 2015 and previously served as our Chief Information Officer from October 2012 to November 2015 and our Vice President of Operations and Internet Technology from October 2009 to October 2012. From March 2000 to July 2009, Mr. Osier served in various positions, including Vice President, Internet Technology Operations at Netflix, Inc., an online video rental and streaming service. Prior to serving at Netflix, Mr. Osier served in various senior management positions at Conner Peripherals, Seagate Technology and Quantum.

Nathan Schultz has served as our Chief Learning Officer since June 2014 and previously served as our Chief Content Officer from May 2012 until June 2014, our Vice President of Content Management from April 2010 to May 2012 and our Director of Textbook Strategy from February 2008 to March 2010. Prior to joining us, Mr. Schultz served in various management positions at R.R. Bowker, Monument Information Services, Pearson Education and Jones & Bartlett Learning. Mr. Schultz holds a B.A. in history from Elon University.

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table provides information regarding all compensation awarded to, earned by or paid to our principal executive officer and the two other most highly compensated executive officers serving as such at December 31, 2015 for all services rendered in all capacities to us during 2015 and 2014. We refer to these three executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	All Other Compensation($)(3)	Total ($)
Dan Rosensweig	2015	837,500	8,999,989	—	9,837,489
President and Chief Executive Officer	2014	700,000	4,289,992	—	4,989,992

Andrew Brown	2015	487,917	2,999,992	6,000	3,493,909
Chief Financial Officer	2014	410,000	1,539,991	5,750	1,955,741

Chuck Geiger	2015	426,720	1,999,999	4,500	2,431,219
Chief Product Officer	2014	410,267	1,209,990	4,281	1,624,538

(1)
The annual base salary for Mr. Geiger, effective as of July 1, 2012, was $381,000. Effective May 12, 2014, Mr. Geiger’s annual base salary was increased to $426,720. Effective February 1, 2015, Messrs. Rosensweig and Brown’s annual base salaries were increased to $850,000 and $495,000, respectively.

(2)
The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted under our 2013 Equity Incentive Plan, as computed in accordance with ASC 718. The grant date fair value was determined using the closing share price of our common stock on the date of grant. For 2015, the amounts include performance-based restricted stock units (PSUs), valued at the grant date based upon the probable outcome of the performance conditions. The aggregate grant date fair values of the PSUs were $4,499,995, $1,499,996 and $1,000,000 for Messrs. Rosensweig, Brown and Geiger, respectively. The maximum potential value of the PSUs (assuming the highest level of performance achievement) for Messrs. Rosensweig, Brown and Geiger would be $4,499,995, $1,499,996, and $1,000,000, respectively. The compensation committee has determined that 33% of these PSUs were earned.

(3)	Represents our contributions to the account under our 401(k) plan with respect to each of Messrs. Brown and Geiger.

Stock Awards During 2015

In February 2015, we granted an award of 682,852 restricted stock units (“RSUs”), and 682,852 performance-based restricted stock units (“PSUs”), to Mr. Rosensweig; an award of 227,617 RSUs and 227,617 PSUs to Mr. Brown; and an award of 151,745 RSUs and 151,745 PSUs to Mr. Geiger. Each of these RSU awards vest as to 50% of the shares on the one-year anniversary of the date of grant, and as to the remaining 50% of the shares on the two-year anniversary of the grant date. All or a portion of 50% of the shares subject to these PSU awards may have been earned upon our achievement of digital revenue, digital revenue net the commission earned from Ingram and free cash flow performance targets by December 31, 2015 that were approved by the compensation committee and subject to the compensation committee’s determination that such targets were achieved, in full or in part, following the completion of the 2015 fiscal year. The targets for each of these performance measures for 2015 was $143.6 million for digital revenue, $135.9 million for digital revenue net the commission earned from Ingram and $26 million for free cash flow. All or any portion of the remaining 50% of the shares subject to these PSU awards may be earned upon our achievement by December 31, 2016 of performance metrics approved by the compensation committee and subject to the compensation committee’s determination that such targets were achieved, in full or in part, following the completion of the 2016 fiscal year. In addition, the vesting of any RSUs will accelerate by 25% and 50% of the remaining unvested shares for Messrs. Rosensweig and Brown, respectively, in the event their employment is terminated by us other than for cause or for good reason (as such terms are defined in each officer’s offer letter). The vesting of any RSUs will also accelerate by 100%, 50% and 50% for Messrs. Rosensweig, Brown, and Geiger, respectively, of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a change of control (as such terms are defined in each officer’s offer letter and described in “—Termination and Change in Control Arrangements” below). The vesting of the PSUs is not subject to acceleration.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding equity awards as of December 31, 2015 with respect to our named executive officers.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($) (2)
Name		Exercisable (#)	Unexercisable (#)
Dan Rosensweig	3/17/2011(3)	1,000,000	—	7.88	2/3/2020
	5/4/2011(4)	298,610	34,723	7.88	5/3/2021
	11/7/2012(5)	553,146	164,450	6.92	11/6/2022
	11/12/2013(6)	289,448	24,959	12.50	11/11/2023
	11/12/2013(7)	462,962	203,704	12.50	11/11/2023
	11/12/2013(8)					12,089	81,359
	2/26/2014(9)					204,404	1,375,639
	2/26/2014(10)					204,402	1,375,625
	2/2/2015(16)					682,852	4,595,594
	2/2/2015(17)					682,852	4,595,594
Andy Brown	11/2/2011(11)	441,270	_	7.88	11/1/2021
	11/7/2012(5)	30,834	9,166	6.92	11/6/2022
	11/12/2013(12)	75,903	1,185	12.50	11/11/2023
	11/12/2013(7)	185,184	81,482	12.50	11/11/2023
	11/12/2013(13)					527	3,547
	2/26/2014(9)					73,376	493,820
	2/26/2014(10)					73,375	493,814
	2/2/2015(16)					227,617	1,531,862
	2/2/2015(17)					227,617	1,531,862
Chuck Geiger	7/22/2009	635,729	—	1.88	7/21/2019
	11/7/2012(5)	77,082	22,918	6.92	11/6/2022
	11/12/2013(14)	73,242	2,349	12.50	11/11/2023
	11/12/2013(7)	185,184	81,482	12.50	11/11/2023
	11/12/2013(15)					1,847	12,430
	2/26/2014(9)					57,652	387,998
	2/26/2014(10)					57,652	387,998
	2/2/2015(16)					151,745	1,021,244
	2/2/2015(17)					151,745	1,021,244

(1)
All of the outstanding equity awards granted prior to November 12, 2013 were granted under our 2005 Stock Incentive Plan. All of the outstanding equity awards granted on or after November 12, 2013 were granted under our 2013 Equity Incentive Plan.

(2)	The market price for our common stock is based on the closing price per share of our common stock as listed on the NYSE on December 31, 2015 of $6.73.

(3)
Includes 68,251 shares subject to stock options transferred as a gift to Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013.

(4)
25% of the shares subject to the option vested on May 4, 2013 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service to us through each vesting date and the acceleration as described in “—Termination and Change in Control Arrangements” below.

(5)	1/48th of the shares subject to the option vest monthly beginning on the grant date, subject to acceleration as described in “—Termination and Change in Control Arrangements” below.

(6)
On the grant date, 153,079 shares subject to the option were vested and immediately exercisable. Over the first 12-month period following the grant date, a total of 101,712 shares subject to the option vested in equal monthly installments. Over the second 12-month period following the grant date, a total of 32,388 subject to the option vested in equal monthly installments. Over the third 12-month period following the grant date, a total of 27,228 shares subject to the option will vest in equal monthly installments. The vesting is subject to continued service to us through each vesting date and the acceleration as described in“—Termination and Change in Control Arrangements” below.

(7)
1/3rd of the shares subject to the option vested on November 12, 2014 and 1/24th of the shares subject to the option vest monthly thereafter, subject to continued service to us through each vesting date and the acceleration as described in “—Termination and Change in Control Arrangements” below.

(8)
Over the first 12-month period following the grant date, 49,116 shares subject to the RSU award vested in equal monthly installments. Over the second 12-month period following the grant date, a total of 15,636 shares subject to the RSU award will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 13,188 shares subject to the RSU will vest in equal monthly installments. The vesting is subject to continued service to us through each vesting date and the acceleration as described in“—Termination and Change in Control Arrangements” below.

(9)
The shares subject to the PSU award are earned only upon achievement by December 31, 2014 of the company performance metrics consisting of company total revenue, digital revenue and free cash flow measurements, as approved by the compensation committee. The compensation committee determined that 80% of the measurements had been achieved, therefore 80% of the shares subject to the PSU award were allocable. 1/3rd of the allocated shares subject to such PSU award vested. 1/3rd of the allocated shares subject to such PSU award shall vest on March 15, 2016 and the remaining 1/3rd of the allocated shares subject to the PSU award shall vest on March 15, 2017, subject to continued service to us through each vesting date.

(10)
1/3rd of the shares subject to the RSU award vest annually, with vesting commencing on February 26, 2014. The vesting is subject to continued service to us through each vesting date and the acceleration as described in“—Termination and Change in Control Arrangements” below.

(11)
25% of the shares subject to the option vested on October 3, 2012 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service to us through each vesting date and the acceleration as described in “—Termination and Change in Control Arrangements” below.

(12)
On the grant date, 32,152 shares subject to the option were vested and immediately exercisable. Over the first 12-month period following the grant date, a total of 28,788 shares subject to the option vested in equal monthly installments. Over the second 12-month period following the grant date, a total of 14,856 shares subject to the option vested in equal monthly installments. Over the third 12-month period following the grant date, a total of 1,292 shares subject to the option will vest in equal monthly installments. The vesting is subject to continued service to us through each vesting date and the acceleration as described in “—Termination and Change in Control Arrangements” below.

(13)
Over the first 12-month period following the grant date, a total of 13,068 shares subject to the RSU award vested in equal monthly installments. Over the second 12-month period following the grant date, a total of 6,744 shares subject to the RSU award vested in equal monthly installments. Over the third 12-month period following the grant date, a total of 575 shares subject to the RSU award will vest in equal monthly installments. The vesting is subject to continued service to us through each vesting date and the acceleration as described in“—Termination and Change in Control Arrangements” below.

(14)On the grant date, 67,892 shares subject to the option were vested and immediately exercisable. Over the first 12-month period following the grant date, a total of 2,568 shares subject to the option vested in equal monthly installments. Over the second 12-month period following the grant date, a total of 2,568 shares subject to the option vested in equal monthly installments. Over the third 12-month period, a total of 2,563 shares subject to the option will vest in equal monthly installments. The vesting is subject to continued service to us through each vesting date and the acceleration as described in“—Termination and Change in Control Arrangements” below.

(15)
Over the first 12-month period following the grant date, a total of 1,992 shares subject to the RSU vested in equal monthly installments. Over the second 12-month period following the grant date, a total of 2,016 shares subject to the RSUs will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 2,015 shares subject to the RSUs will vest in equal monthly installments. The vesting subject to continued service to us through each vesting date and the acceleration as described in“—Termination and Change in Control Arrangements” below.

(16) The shares subject to the PSU award are earned upon achievement by December 31, 2015 of the company performance metrics consisting of digital revenue, digital revenue without Ingram and free cash flow measurements by December 31, 2015, as determined by the compensation committee. The compensation committee will determine the achievement of the metrics to determine the percentage of such shares subject to the PSU award that are allocable. Up to 50% of the shares subject to such PSU award shall vest no later than March 15, 2016 and 50% of the shares subject to such PSU award shall vest on the two-year anniversary of the determined vesting date, subject to continued service to us through each vesting date.

(17)
50% of the shares subject to the RSU award will vest annually, with a vesting commencement date of February 1, 2015. The vesting is subject to continued service to us through each vesting date and acceleration as described in “—Termination and Change in Control Arrangements” below.

Termination and Change of Control Arrangements

Pursuant to the offer letters we entered into with Messrs. Rosensweig, Brown and Geiger, we have agreed to make certain payments upon their termination or resignation, or a change in control of our company.

Dan Rosensweig

We entered into an offer letter agreement with Mr. Rosensweig, our president and chief executive officer, on December 3, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Rosensweig’s offer letter, in the event we terminate Mr. Rosensweig’s employment without “cause” or he resigns from his employment with us for “good reason,” then we will pay Mr. Rosensweig a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Rosensweig will be entitled to immediate vesting of 25% of his then-unvested stock options and 25% of his then-unvested RSUs. Mr. Rosensweig will also have a period of up to 24 months from the effective date of his termination or resignation to exercise all vested options. These benefits are subject to Mr. Rosensweig releasing us from all claims, resigning from our board of directors and returning all of our property to us.

Additionally, if Mr. Rosensweig is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” of our company, we will pay Mr. Rosensweig a lump sum payment equal to his then current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Rosensweig will be entitled to immediate vesting of 100% of his then-unvested stock options and 100% of his then-unvested RSUs. Mr. Rosensweig will have a period of up to 24 months from the effective date of his termination or resignation to exercise all vested options. These benefits are subject to Mr. Rosensweig releasing us from all claims.

For purposes of this section, “cause” means a determination by our board of directors that employment is terminated because of (i) a failure or refusal to comply in any material respect with lawful policies, standards or regulations of our company within 30 days after written notice to of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to our business; (iii) a conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any state; (iv) fraud or material misappropriation of property belonging to us or our affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer and failure to correct or cure such material breach within thirty days after written notice of such breach; or (vi) material misconduct or gross negligence in connection with the performance of duties.

For purposes of this section, “good reason” occurs upon (i) removal from the position of Chief Executive Officer or no longer reporting directly to our board of directors, (ii) any material change or reduction in duties as Chief Executive Officer or assignment to duties inconsistent with such position, responsibilities, authority or status, (iii) reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iv) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

Andy Brown

We entered into an offer letter agreement with Mr. Brown, our Chief Financial Officer, on October 2, 2011. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Brown’s offer letter, in the event we terminate Mr. Brown’s employment without “cause” or he resigns from his employment with us for “good reason,” then we will pay Mr. Brown a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims and returning all of our property to us.

Additionally, if Mr. Brown is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” of our company, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims.

For purposes of this section, “cause” means a determination by our board of directors that employment is terminated because of (i) a failure or refusal to comply in any material respect with lawful policies, standards or regulations of our company within 30 days after written notice to of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to our business; (iii) a conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any state; (iv) fraud or material misappropriation of property belonging to us or our affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer and failure to correct or cure such material breach within thirty days after written notice of such breach; or (vi) material misconduct or gross negligence in connection with the performance of duties.

For purposes of this section, “good reason” occurs upon (i) removal from the position of chief financial officer, (ii) any material change or reduction in duties as chief financial officer or assignment to duties inconsistent with such position, responsibilities, authority or status, (iii) reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iv) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

Chuck Geiger

We entered into an offer letter agreement with Mr. Geiger, our Chief Technology Officer, on June 30, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Geiger’s offer letter, if Mr. Geiger is terminated without cause or he is “constructively terminated” within 12 months following a “change of control” of our company, Mr. Geiger will be entitled to immediate vesting of 50% of his then-unvested stock options. Additionally, if Mr. Geiger is terminated without cause or he is “constructively terminated” within 12 months following a “change of control” of our company, Mr. Geiger will be entitled to immediate vesting of 50% of his then-unvested RSUs.

For purposes of this section, a “constructive termination” occurs upon (i) a material change from his position as chief technology officer, (ii) a reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iii) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2015 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan (the “2005 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 ESPP”). The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or arrangements assumed by us in connection with our acquisition of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	25,668,414(1)	$8.68(2)	12,997,773(3)
Equity compensation plans not approved by security holders(4)	—	—	—

(1)	Excludes purchase rights accruing under the 2013 ESPP and includes 13,270,650 shares subject to outstanding restricted stock units.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.
(3)
Consists of 8,100,365 shares available for issuance under the 2013 Plan and 4,897,408 shares available for issuance under the 2013 ESPP.

The number of shares reserved for issuance under the 2013 Plan will increase automatically on the first day of January of each of the first ten calendar years during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares our common stock as of the immediately preceding December 31st or (ii) a number of shares determined by our board of directors.

The number of shares reserved for issuance under our 2013 ESPP will increase automatically on January 1st of each of the first ten calendar years following the first offering date by the number of shares equal to the lesser of (i) 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share) or (ii) a number of shares determined by our board of directors.

Pursuant to the terms of our 2013 Plan and 2013 ESPP, an additional 4,404,999 shares and 880,999 shares were added to the number of shares reserved for issuance under the each plan, respectively, effective January 1, 2016.

(4)
Excludes information for options and other equity awards assumed by us in connection with mergers and acquisitions and warrants issued by us in connection with financing transactions. As of December 31, 2015, a total of 17,728 shares of our common stock were issuable upon exercise of outstanding options assumed and 200,000 shares of our common stock were issuable upon exercise of outstanding warrants issued in connection with financing transactions. The weighted average exercise price of those outstanding options and warrants was $3.40 per share and $12.00 per share, respectively. No additional equity awards may be granted under any equity compensation plans or arrangements assumed by us in connection with mergers and acquisitions.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

Other than the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation,” since January 1, 2015, we have not been a party to any transaction or series of similar transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our related-party transactions policy requires approval of transactions to which we are a party and in which an officer, director, nominee for director, stockholder beneficially owning more than five percent of our outstanding capital stock or an immediate family member of such person has a material interest. Any transaction that we intend to undertake with such persons, irrespective of the amounts involved (unless such transaction is subject to standing pre-approval as provided under the policy or pursuant to a resolution adopted by our compensation committee), will be submitted to our ethics counselor for his or her determination of what approvals are required under the related-party transactions policy. The ethics counselor will refer to the chair of our audit committee (or another member of our audit committee if the chair is a party to the transaction) any such transaction for review. In the event our ethics counselor becomes aware of a transaction with a related person that has not been previously approved or previously ratified under the related-party transactions policy that required such approval, it will be submitted promptly to the chair or other member of our audit committee for review. Based on the conclusions reached, the chair or other member of our audit committee will evaluate all options, including but not limited to ratification, amendment or termination of the transaction with the related person.

In approving or rejecting the proposed transaction, the chair or other member of our audit committee will consider the relevant and available facts and circumstances, including such facts as (i) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated; (ii) the terms of the transaction; and (iii) any other relevant information and considerations with respect to the proposed transaction. The chair or other member of our audit committee will approve only those transactions with related persons that, in light of known circumstances, are in or are not inconsistent with, the best interests of our company and our stockholders, as such chair or other member of our audit committee determines in the good faith exercise of his or her discretion.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Chegg’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Chegg under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Chegg specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Chegg’s management and Ernst & Young LLP the audited consolidated financial statements of Chegg for the year ended December 31, 2015. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by AS 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Chegg.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Chegg’s annual report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Reneé Budig, Chair
Richard Sarnoff
John York

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at the Next Annual Meeting

Chegg’s bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2017 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Chegg not earlier than 5:00 p.m. Pacific Time on February 17, 2017 and not later than 5:00 p.m. Pacific Time on March 20, 2017. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Chegg’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Chegg’s 2017 annual meeting must be received by us no later than December 23, 2016 in order to be considered for inclusion in Chegg’s proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Chegg’s directors, executive officers and any persons who own more than 10% of Chegg’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Chegg with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Chegg and written representations from the directors and executive officers, Chegg believes that all Section 16(a) filing requirements were timely met in 2015, with the exceptions noted below:

•	A late Form 4 report was filed for Robin Tomasello on April 6, 2015 to report the vesting of 1,021 shares of common stock RSUs (375 shares withheld to cover applicable taxes) on April 1, 2015; and

•	A late Form 4 report was filed for Reneé Budig on November 18, 2015 to report the grant of a stock option covering 88,445 shares of common stock on November 14, 2015.

Available Information

Chegg will mail without charge, upon written request, a copy of Chegg’s annual report on Form 10-K for the year ended December 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054

The Annual Report is also available at http://investor.chegg.com.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either b

y calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Chegg will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Chegg’s Investor Relations department at 3990 Freedom Circle, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 855-5735.

Any stockholders who share the same address and currently receive multiple copies of Chegg’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their broker to request information about householding or Chegg’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

0

CHEGG, INC.

Proxy for Annual Meeting of Stockholders on June 2, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Dan Rosensweig and Andy Brown as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Chegg, Inc. held of record by the undersigned at the close of business on April 4, 2016 at the Annual Meeting of Stockholders to be held June 2, 2016 at 9:00 a.m. Pacific Time at 3990 Freedom Circle, Santa Clara, California 95054, and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CHEGG, INC.

June 2, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18637

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 060216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two class III directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Jeffrey Housenbold
○ John York

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposal 2.**

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.